SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

INCARA PHARMACEUTICALS CORPORATION

(Exact name of issuer as specified in its charter)

Delaware	56-1953785
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Post Office Box 14287

79 T. W. Alexander Drive, 4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709-4287

(Address of Principal Executive Offices) (Zip Code)

1994 Stock Option Plan, As Amended

1995 Employee Stock Purchase Plan, As Amended

1999 Equity Incentive Plan, As Amended

(Full title of the plans)

Clayton I. Duncan

President and Chief Executive Officer

Incara Pharmaceuticals Corporation

Post Office Box 14287

79 T. W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709-4287

(Name and address of agent for service)

(919) 558-8688

(Telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amounts to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee

No additional securities are being registered under this amendment; registration fees were paid by Incara Pharmaceuticals Corporation upon filing of original Registration Statement Nos. 333-99421, 333-98637, 333-98635, 333-58754, 333-33636, 333-94169, 333-53017 and 333-12923.

EXPLANATORY NOTE

The purpose of this post-effective amendment is to provide for the assumption of registration statement Nos. 333-99421, 333-98637, 333-98635, 333-58754, 333-33636, 333-94169, 333-53017 and 333-12923 of Incara Pharmaceuticals Corporation (the “Former Registrant”), by Incara Pharmaceuticals Corporation (formerly known as Incara, Inc., the “Registrant”), a Delaware corporation, pursuant to a holding company reorganization effected on November 20, 2003 (the “Reorganization”). Pursuant to the Reorganization, all rights to acquire shares of common stock of the Former Registrant formerly reserved for issuance under its 1994 Stock Option Plan, as amended, 1995 Employee Stock Purchase Plan, as amended, and 1999 Equity Incentive Plan, as amended, have been automatically replaced by identical rights to acquire, on a share-for-share basis, common stock of the Registrant under such plans, as amended and assumed by the Registrant.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Pursuant to the Reorganization, the Former Registrant merged with and into the Registrant. The following documents heretofore filed by the Former Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Former Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2002 filed pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Former Registrant’s Quarterly Reports on Form 10-Q, as amended, for the fiscal quarters ended December 31, 2002 and March 31 and June 30, 2003 filed pursuant to Section 13 of the Exchange Act;

(c) The Former Registrant’s Current Reports on Form 8-K, filed pursuant to Section 13 of the Exchange Act on October 23 and November 12, 2002 and January 15 and July 30, 2003;

(e) The Former Registrant’s Proxy Statement dated February 3, 2003, filed pursuant to Section 14 of the Exchange Act, in connection with the Annual Meeting of Stockholders of the Former Registrant held on March 13, 2003; and

(f) The description of the Registrant’s common stock which is identical to the description of the Former Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 (File No. 333-108936) filed September 19, 2003 under the Securities Act of 1933.

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All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he or she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his or her duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made by the corporation upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

The Registrant’s Bylaws provide in substance that, to the fullest extent permitted by Delaware law, each director and officer shall be indemnified against all costs, expenses, liabilities or other matters incurred by reason or his or her being or having been a director or

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officer of the Registrant or any of its affiliated enterprises. The indemnification provided by the Registrant‘s Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

The Registrant maintains liability insurance insuring the Registrant’s officers and directors against liabilities that they may incur in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Wyrick, Robbins Yates & Ponton LLP

10.12*	1995 Employee Stock Purchase Plan, as amended

10.44*	1999 Equity Incentive Plan, as amended

10.63*	1994 Stock Option Plan, as amended

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit5.1).

24.1	Power of Attorney (see page S-1)

*	Previously filed

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Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Research Triangle Park, State of North Carolina, on the 21st day of November 2003.

INCARA PHARMACEUTICALS CORPORATION

By:	/s/ Clayton I. Duncan

Clayton I. Duncan, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Clayton I. Duncan and Richard W. Reichow, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Clayton I. Duncan Clayton I. Duncan	President, Chief Executive Officer, Chairman and Director (Principal Executive Officer)	November 21, 2003

/s/ Richard W. Reichow Richard W. Reichow	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 21, 2003

S-1

/s/ Eugene J. McDonald Eugene J. McDonald	Director	November 21, 2003

/s/ Stephen M. Prescott Stephen M. Prescott	Director	November 21, 2003

/s/ David B. Sharrock David B. Sharrock	Director	November 21, 2003

/s/ Edgar H. Schollmaier Edgar H. Schollmaier	Director	November 21, 2003

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